Exhibit 99.1

China Housing & Land Development Inc. Announces
First Quarter 2013 Financial Results

—Company Beats 1Q13 Financial Forecast—

Xi’an, China – May 15, 2013 – China Housing & – Land Development, Inc. (“China Housing” or the “Company”; Nasdaq: CHLN) today announced its financial results for the quarter ended March 31, 2013.

Highlights for Q1 2013:

•	Total revenue in the first quarter of 2013 was $54.4 million compared to $61.5 million in the fourth quarter of 2012 and $23.5 million in the first quarter of 2012. First quarter recognized revenue significantly exceeded the Company’s first quarter revenue forecast range of $28 to $30 million.

•	Total gross floor area (“GFA”) sales were 89,691 sq. meters during the first quarter of 2013, compared to 27,853 sq. meters in the fourth quarter of 2012 and 17,090 sq. meters in the first quarter of 2012.

•	Average residential selling price (“ASP”) in the first quarter of 2013 was RMB 5,695, compared with RMB 5,137 in the fourth quarter of 2012, and RMB 7,407 in the first quarter of 2012.

•	Gross profit was $9.0 million in the first quarter of 2013 compared to $21.1 million in the fourth quarter of 2012 and $7.0 million in the first quarter of 2012. First quarter 2013 gross margin was 16.6%, compared to 34.3% in the fourth quarter of 2012 and 29.9% in the first quarter of 2012.

•	SG&A expenses as a percentage of total revenue decreased to 5.8%, compared to 9.3% in the fourth quarter of 2012 and 12.9% in the first quarter of 2012.

•	Operating income was $4.8 million in the first quarter of 2013 compared to $14.8 million in the fourth quarter of 2012, and $3.6 million in the first quarter of 2012.

•	Net income attributable to the Company in the first quarter of 2013 was $3.1 million, or $0.09 per diluted share.

Mr. Pingji Lu, China Housing’s Chairman, commented, “We are very pleased to start off 2013 with a strong quarter as our top line significantly exceeded our first quarter guidance forecast. The fundamentals in the Xi’an housing market remained healthy in the first quarter and our residential sales were stable in terms of both average selling prices and transaction volume. We commenced pre-sales of two new projects in the first quarter, Park Plaza and Puhua Phase III, both of which experienced strong demand in their first weeks on the market.”

“In the first quarter, we experienced a lower gross margin level which was due to an adjustment on the total estimated project cost at our Puhua Phase Two project and from lower gross profit associated with sales of low income residential units at our Ankang project. Additionally, we initiated a group purchase sale on our Puhua Phase Three project at a discounted selling price last quarter to improve our cash position which also impacted first quarter profit margins. We remain confident we can maintain our full year gross profit margin goal of 25% to 30%.”

“As we implement effective cost control measures at each of our development projects, we expect SG&A expenses as a percent of total revenue to normalize at around 10% for the full year. As the market shows continued signs of stability, we anticipate sustained levels of ASP and unit demand at our major projects in the second quarter. For the remainder of 2013, we remain focused on the execution of our four core development projects as well as the launch of Golden Bay which we expect will commence pre-sales in the third quarter. We are encouraged with our opportunities in Xi’an’s real estate market and believe 2013 can be a strong year for China Housing,” concluded Mr. Lu.

Total revenue in the first quarter of 2013 decreased 11.7% to $54.4 million from $61.5 million in the fourth quarter of 2012 and increased 131.4% from $23.5 million in the first quarter of 2012. Other revenue in the first quarter of 2013 decreased to $11.1 million from $21.3 million in the fourth quarter of 2012 and increased from $3.1 million in the first quarter of 2012. The year-over-year increase was due to the revenue contribution from the construction of low income residential buildings for the Company’s Ankang project.

In the first quarter of 2013, the majority of the Company’s real estate revenue came from its Puhua Phase III and Park Plaza projects with additional revenue from Puhua Phase II project. First quarter 2013 contract sales totaled $82.4 million compared to $22.9 million in the fourth quarter of 2012 and $20.1 million in the first quarter of 2012. Total gross floor area (“GFA”) sales were 89,691 sq. meters during the first quarter of 2013, compared to 27,853 sq. meters in the fourth quarter of 2012 and 17,090 sq. meters in the first quarter of 2012. The Company’s ASP in the first quarter of 2013 was RMB 5,695, compared with RMB 5,137 in the fourth quarter of 2012, and RMB 7,407 in the first quarter of 2012. During the first quarter, the Company commenced presales at its Puhua Phase III and Park Plaza projects.

Gross profit for the three months ended March 31, 2013 was $9.0 million, representing a decrease of 57.1% from $21.1 million in the fourth quarter of 2012 and a 28.7% increase from $7.0 million in the same period of 2012. Gross profit margin for the three months ended March 31, 2013 was 16.6%, which is below the 29.9% in the same period of 2012 and the 34.3% in the fourth quarter of 2012. The decrease in gross profit margin was mainly due to an adjustment on the total estimated project cost at the Company’s Puhua Phase Two project and from lower gross profit associated with sales of low income residential units at the Company’s Ankang project. Additionally, the Company initiated a group purchase sale on its Puhua Phase Three project at a discounted selling price last quarter to improve our cash position which also impacted first quarter profit margins. The Company continues to expect full year gross margin in the 25% to 30% range for 2013.

SG&A expense was $3.2 million in the first quarter of 2013, compared to $5.7 million in the fourth quarter of 2012 and $3.0 million in the first quarter of 2012. SG&A expense as a percentage of total revenue was 5.8%, compared to 9.3% in the fourth quarter of 2012 and 12.9% in the first quarter of 2012. The year-over-year increase in SG&A expense is due to increased advertising expenses in connection with additional development projects beginning pre-sales and from increased employee salary expenses.

Operating income in the first quarter of 2013 was $4.3 million, or 7.9% of total revenue, compared to $14.8 million, or 24.1% of total revenue, in the fourth quarter of 2012, and $3.4 million, or 14.5% of total revenue in the first quarter of 2012. The year-over-year increase in operating income was mainly due to increased sales revenue from new projects.

Net income attributable to China Housing in the first quarter of 2013 was $3.1 million, or $0.09 per diluted share. This performance compares to net income of $11.5 million, or $0.33 per diluted share, in the fourth quarter of 2012 and net income of $2.2 million, or $0.06 per diluted share, in the first quarter of 2012.

Sequential Quarterly Revenue Breakout Comparison

Project	Q1 2013						Q4 2012
	Recognized Revenue	Contract Sales	GFA Sold	ASP	Unsold GFA	POC	Recognized Revenue	Contract Sales	GFA Sold	ASP
	($)	($)	(m2)	(RMB)	(m2)		($)	($)	(m2)	(RMB)
Projects Under Construction
Park Plaza	19,794,628	30,152,026	22,151	8,439	127,671	58.1%
Puhua Phase Three	17,348,070	36,469,024	48,902	4,624	80,398	41.4%
Puhua Phase Two	5,372,159	7,122,505	5,076	8,700	136,385	75.4%	22,381,994	10,710,195	9,155	7,304
Ankang	-	7,876,083	12,909	4,631	223,978	N/A	-	6,650,461	11,103	3,739
Projects Completed
Puhua Phase One	649,744	649,744	569	7,080	7,902	100%	6,744,760	6,212,359	3,934	9,859
JunJing III	109,970	109,970	84	8,118	873	100%	8,459,601	3,385,879	1,782	11,862
JunJing II Phase One	-	-	-	-	817	100%	-	-	-	-
JunJing I	-	-	-	-	4,699	100%	2,608,229	2,608,229	1,879	8,666
Other Projects	-	-	-	-	-		18,897	18,897	42	2,888
Other Income	11,099,124	-	-				21,349,820	-	-
Total	54,373,695	82,379,352	89,691	5,695	582,723	-	61,544,404	22,916,662	27,853	5,137
Q-o-Q Change	-11.7%	259.5%	222.0%	10.9%

Total debt outstanding as of March 31, 2013 was $243.8 million compared with $202.6 million on December 31, 2012. Net debt outstanding (total debt less cash and restricted cash) as of March 31, 2013 was $85.5 million compared with $85.9 million on December 31, 2012. The Company’s net debt as a percentage of total capital (net debt plus shareholders’ equity) was 35.8 percent on March 31, 2013 and 36.6 percent on December 31, 2012

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	Q1 2013
Projects in Planning	Unsold GFA	First Pre-sales Scheduled
	(m2)
Golden Bay	252,540	Q3 2013
Puhua Phase Four	263,833	Q3 2014
Textile City	630,000	Q3 2014
Total projects in planning	1,146,373

2013 Second Quarter Outlook

Total recognized revenue for the 2013 second quarter is expected to reach $34 million to $36 million, compared to $54.4 million in the 2013 first quarter and $35.0 million in the second quarter of 2012. The Company is reporting revenues, which are subject to percentage of completion alterations.

Conference Call Information

Management will host a conference call at 8:30 am ET on May 15, 2013. Listeners may access the call by dialing #1-913-312-1489. To listen to the live webcast of the event, please go to http://www.viavid.net. Listeners may access the call replay, which will be available through May 22, 2013, by dialing #1-858-384-5517; passcode: 8325823.

About China Housing & Land Development, Inc.

Based in Xi’an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first Chinese real estate development company traded on NASDAQ. The Company’s news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing's public filings with the U.S. Securities and Exchange Commission.

All information provided in this news release and in any attachments is as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing contacts
Mr. Cangsang Huang

Chief Financial Officer

Tel: +86 29.8258.2648 in Xi'an

Email: chuang@chldinc.com

Ms. Jing Lu

Chief Operating Officer, Board Secretary, and Investor Relations Officer
+86 29.8258.2639 in Xi’an

jinglu@chldinc.com / English and Chinese

Mr. Shuai Luo, CFA

Investor Relations

+86 29.8258.2632 in Xi’an

Laurentluo@chldinc.com/ English and Chinese

Mr. Bill Zima, ICR
+86 10 6583 7511

William.Zima@icrinc.com

China Housing Investor Relations Department

+1 646.308.1285

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CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES
Unaudited Interim Condensed Consolidated Balance Sheets
As of March 31, 2013 and December 31, 2012

	March 31,	December 31,
	2013	2012
ASSETS
Cash	$47,718,732	$6,121,448
Cash - restricted	110,641,182	110,576,248
Accounts receivable, net of allowance for doubtful
accounts of $579,508 and $577,713, respectively	35,811,101	26,897,958
Construction in excess of billing	2,147,813	1,484,626
Other receivables, prepaid expenses and other assets, net	11,567,950	6,854,325
Real estate held for development or sale	221,558,302	238,111,545
Finished projects	18,820,541	13,233,641
Construction in progress	202,737,761	224,877,904
Total real estate held for development or sale	221,558,302	238,111,545
Property and equipment, net	34,091,945	33,837,346
Advances to suppliers	1,363,741	1,363,817
Deposits on land use rights	42,880,856	42,748,017
Intangible asset, net	54,596,079	54,482,252
Goodwill	1,920,134	1,914,186
Deferred financing costs	154,514	194,162
Total assets	564,452,349	524,585,930

LIABILITIES
Accounts payable	$44,578,699	$55,142,928
Advances from customers	44,422,436	48,829,289
Accrued expenses	27,886,201	22,229,514
Income and other taxes payable	24,073,995	20,929,485
Other payables	11,609,540	11,228,553
Loans from employees	32,878,293	27,868,785
Loans payable	211,416,437	174,749,368
Deferred tax liability	14,502,081	14,521,613
Total liabilities	411,367,682	375,499,535

SHAREHOLDERS' EQUITY
Common stock: $.001 par value, authorized 100,000,000 shares;
Issued 35,438,079 and 35,438,079, respectively	35,438	35,438
Additional paid in capital	50,069,711	49,972,174
Treasury Stock	(434,240)	(434,240)
Statutory reserves	9,903,457	9,903,457
Retained earnings	68,138,020	65,057,333
Accumulated other comprehensive income	25,372,281	24,552,233
Total shareholders' equity	153,084,667	149,086,395

Total liabilities and shareholders' equity	$564,452,349	$524,585,930

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

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CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARIES
Unaudited Interim Consolidated Statements of Income
For Three Months Ended March 31, 2013 and 2012

	March 31,	March 31,
	2013	2013
REVENUES
Real estate sales	$43,274,571	$20,434,343
Other revenue	11,099,124	3,067,428
Total revenues	54,373,695	23,501,771

COST OF REVENUES
Cost of real estate sales	35,788,415	14,232,864
Cost of other revenue	9,535,899	2,239,870
Total cost of revenues	45,324,314	16,472,734

Gross margin	9,049,380	7,029,037

OPERATING EXPENSES
Selling, general and administrative expenses	3,161,881	3,023,685
Stock-based compensation	97,537	122,606
Other expenses	59,982	6,433
Financing expense	1,446,786	230,272
Accretion expense on convertible debt	-	232,486
Total operating expenses	4,766,187	3,615,482

CHANGE IN FAIR VALUE OF DERIVATIVES
Change in fair value of embedded derivatives	-	(71,103)
Change in fair value of warrants	-	368
Total change in fair value of derivatives	-	(70,735)

Income before provision for income taxes	4,283,194	3,484,290

Provision for income taxes	1,267,143	969,485
Recovery of deferred income taxes	(64,635)	279,392
Provision for income taxes	1,202,507	1,248,877

NET INCOME	$3,080,687	$2,235,413

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	35,438,079	34,730,261

Diluted	35,438,079	34,730,261

NET INCOME PER SHARE
Basic	$0.09	$0.06

Diluted	$0.09	$0.06

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

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